Exhibit 10.1

TRANSITIONAL SERVICES AND RETIREMENT AGREEMENT

This Transitional Services and Retirement Agreement (the “Agreement”) is entered into this 8th day of January, 2013, by and between Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”), and David V. Singer (“Singer”).

Statement of Purpose

Singer currently serves as Chief Executive Officer of the Company pursuant to an Executive Employment Agreement with the Company dated May 11, 2005, as subsequently amended (the “Employment Agreement”). The Company and Singer desire to provide for Singer’s retirement as Chief Executive Officer of the Company effective at the adjournment of the Company’s annual meeting of stockholders currently scheduled for May 3, 2013, and for a period of services by Singer in a non-executive capacity through February 28, 2014 to assist with the transition of such duties to the new Chief Executive Officer of the Company. The purpose of this Agreement is to set forth the understanding of the parties with respect to such retirement and transitional services.

NOW, THEREFORE, in consideration for the Statement of Purpose and of the mutual covenants and agreements set forth herein, the Company and Singer do hereby agree as follows:

1. Retirement.

(a) Resignation as Chief Executive Officer. Singer shall continue to serve as Chief Executive Officer of the Company through the adjournment of the Company’s annual meeting of stockholders currently scheduled for May 3, 2013 (the “CEO Resignation Date”). At the CEO Resignation Date, Singer shall resign from (i) all officer positions with the Company (including without limitation the position of Chief Executive Officer of the Company) and its subsidiaries and affiliates and (ii) any fiduciary, administrative or other committees, including with respect to any employee benefit plans of the Company. In addition, Singer shall not stand for re-election to the Board of Directors of the Company (the “Board”) for any period beginning on or after the CEO Resignation Date.

(b) Transitional Services and Retirement. During the period from the CEO Resignation Date through the close of business on February 28, 2014 (the “Transitional Services Period”), Singer shall continue as a full-time employee of the Company in a non-executive, non-officer capacity. Singer shall provide guidance and advice to the Company’s Chief Executive Officer to assist in the transition of Singer’s duties and such other transitional services as may be reasonably requested from time to time by the Chief Executive Officer. During the Transitional Services Period, Singer shall report to the Chairman of the Board and the Lead Independent Director and shall provide the Board such assistance and consultation as may be reasonably requested by the Chairman of the Board or the Lead Independent Director. Singer shall retire from the Company, and his employment with the Company and its subsidiaries and affiliates shall thereby terminate, effective at the close of business on February 28, 2014 (the “Retirement Date”).

2. Compensation Through Retirement Date.

(a) Salary. Singer’s base salary effective December 30, 2012 through the Retirement Date shall be as follows:

(i)	for the period from December 30, 2012 through the CEO Resignation Date, base salary shall be paid at the annual rate of $764,750; and

(ii)	for the Transitional Services Period, base salary shall be paid at the annual rate of $466,050.

(b) 2013 Annual Cash Incentive Award. Singer shall be eligible for an annual cash incentive award for performance in 2013 under the Company’s 2013 Annual Performance Incentive Plan in the target amount of 100% of Singer’s base salary to be paid in 2013. The Compensation Committee of the Board (the “Compensation Committee”) shall determine the actual amount of such 2013 annual cash incentive award based on its review of the Company’s and Singer’s performance consistent with the terms of the 2013 Annual Performance Incentive Plan as generally applicable to other executive officers of the Company, subject to Singer’s continued employment with the Company through the Retirement Date. Such annual incentive compensation award for 2013 shall be payable at the same time awards are payable under the 2013 Annual Performance Incentive Plan to other executive officers of the Company. No annual cash incentive award shall be payable for services rendered by Singer during 2014.

(c) 2013 Long-Term Incentive Target Awards. Singer shall receive long-term incentive compensation awards under the Company’s 2013 Long-Term Incentive Plan in the aggregate target amount of $1,404,438, divided among restricted stock units settled in shares of the Company’s common stock (“RSUs”) and a target cash performance-based award (“cash LTIP”) in accordance with the terms of the 2013 Long-Term Incentive Plan as generally applicable to other executive officers of the Company, except that the portion awarded to other executive officers as stock options and shares of restricted stock shall be awarded to Singer as RSUs in order to facilitate the special vesting provisions set forth below. Notwithstanding the foregoing, if Singer remains employed with the Company through the Retirement Date, the following special vesting provisions shall apply with respect to such 2013 Long-Term Incentive Plan awards:

(i)	the RSUs shall continue to vest and be paid in accordance with their original vesting schedule; and

(ii)	the amount of the cash LTIP shall be determined after the end of the applicable three-year performance period, pro rated based on the number of days in the performance period completed through the Retirement Date and paid out based on actual performance at the same time cash LTIP awards for that performance period are payable to other executive officers;

provided, however, that any post-employment vesting of RSUs or the cash LTIP as provided above is specifically conditioned on Singer’s compliance with the post-employment covenants set forth in the Employment Agreement. No long-term incentive awards shall be granted or payable for services rendered by Singer during 2014. The special vesting provisions described above shall not apply to awards granted before 2013.

(d) Vesting of 2012 Long-Term Incentive Awards. Singer received awards of stock options and shares of restricted stock as part of the Company’s 2012 Long-Term Incentive Plan that vest in equal one-third installments over three years from February 2013 through February 2015. Accordingly, as of the Retirement Date, one third of each such award shall be unvested, and under the terms of such awards they would normally be forfeited as of the Retirement Date. As further consideration for this Agreement, provided that Singer remains employed with the Company through the Retirement Date and the Compensation Committee determines that Singer has performed his duties during the Transitional Services Period in a satisfactory manner, the Compensation Committee in its discretion may determine to fully vest the remaining one third of such awards effective as of the Retirement Date.

(e) General Benefits. During his continued employment through the Retirement Date (or earlier termination of employment, if applicable), Singer shall continue to be entitled to participate in such health and welfare benefits (including vacation benefits), and to participate in such pension, profit-sharing and other qualified and non-qualified retirement plans, and any other benefits that are and have been generally made available to similarly situated executives of the Company from time to time. Effective December 30, 2012, Singer shall not be entitled to any automobile allowance or perquisites. Following termination of employment, Singer shall be eligible for COBRA continuation coverage in accordance with the terms of the applicable health plans of the Company in which he participates.

(f) Termination of Employment Before Retirement Date. If Singer’s employment with the Company is terminated by the Company without “Cause” (as such term is defined in the Employment Agreement) during the Transitional Services Period, then Singer shall be entitled to receive the following with respect to the compensation obligations of the Company under this Section 2:

(i)	a lump sum cash payment as soon as administratively practicable (but not more than 60 days) after the date of termination in an amount equal to all unpaid salary under Section 2(a) above for the period from the date of termination through the Retirement Date (in addition to any accrued but unpaid salary as of the date of termination);

(ii)	a lump sum cash payment as soon as administratively practicable (but not more than 60 days) after the date of termination in an amount equal to the target annual cash incentive award for 2013 under Section 2(b) above;

(iii)	the special vesting provision with respect to the 2013 Long-Term Incentive Plan awards under Section 2(c) above shall apply; and

(iv)	the Compensation Committee shall determine in its discretion whether to accelerate the vesting of any portion of the unvested stock options or shares of restricted stock awarded as part of the 2012 Long-Term Incentive Plan as described in Section 2(d) above.

(g) Post-Retirement Share Holding Requirements. As further consideration for this Agreement, Singer covenants and agrees to continue to hold a number of shares of the Company’s common stock following the Retirement Date as follows:

(i)	for the period from the Retirement Date through December 31, 2014, a number of shares of the Company’s common stock with a fair market value equal to at least two and one-half (2-1/2) times Singer’s annual rate of base salary as in effect on January 1, 2013; and

(ii)	for the period from January 1, 2015 through December 31, 2015, a number of shares of the Company’s common stock with a fair market value equal to at least one and one-half (1-1/2) times Singer’s annual rate of base salary as in effect on January 1, 2013.

The number of shares required to be held shall be calculated based on the closing price of the Company’s common stock on the first trading day in the applicable period set forth in clauses (i) and (ii) above, and Singer shall not be required to acquire or hold additional shares in the event of a decline in the price of the Company’s common stock during the applicable period. Notwithstanding the foregoing, in no event shall Singer be required to hold more than 100,000 shares of the Company’s common stock during the periods referenced in this Section 2(g).

3. Coordination With Other Agreements.

(a) Employment Agreement. The Employment Agreement shall remain in effect, provided that (i) this Agreement shall supersede and replace Sections 3 and 4 of the Employment Agreement with respect to the Singer’s positions and duties specified in Section 1 above and Singer’s compensation during the periods specified in Section 2 above, and (ii) this Agreement shall supersede and replace Section 7 of the Employment Agreement from and after the CEO Resignation Date, and in that regard, no severance shall be payable to Singer for any termination of employment following the CEO Resignation Date except as otherwise provided by Section 2(d) above. Singer acknowledges that the covenants set forth in Section 8 of the Employment Agreement shall continue to apply in accordance with their terms.

(b) Benefits Assurance Agreement. The Company and Singer entered into an Amended and Restated Compensation and Benefits Assurance Agreement dated April 24, 2008 (the “Benefits Assurance Agreement”). The Benefits Assurance Agreement shall remain in effect until the CEO Resignation Date, at which time it shall terminate and be canceled in its entirety.

4. Miscellaneous.

(a) Employment Taxes And Withholdings. Singer acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law.

(b) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(c) Applicable Law. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Singer, his heirs, executors and administrators.

(e) Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted and administered consistent with this intent.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Singer has hereunto set his hand, all as of the day and year first above written.

SNYDER’S-LANCE, INC.

By	/s/ Kevin A. Henry
Kevin A. Henry, Senior Vice President and Chief Human Resources Officer

“Company”

/s/ David V. Singer
David V. Singer

“Singer”